Exhibit 99.1

     INVESTools Reports Strong Revenue Growth and Profit in Fourth Quarter

     HOUSTON--(BUSINESS WIRE)--Feb. 26, 2004--INVESTools Inc.(AMEX:IED):

              Revenue Advances 50% from the Same Period a Year Ago;
              Net Profit Rises 91%; Cash and Marketable Securities at Year-End Are $12.3 Million, Up from $5.2 Million a Year Ago

     Fourth Quarter 2003 Highlights:

     -- Follow-On sales to existing customers represents an increasing share of revenue; and

     --   INVESTools stock listed on Amex under symbol IED.

     Year 2003 Highlights:

     -- Revenue for 2003 advanced 31% from 2002; P. -- Net income for 2003 before income taxes and a cumulative effect of an accounting change was $30,000 compared to a loss of $1.7 million in 2002; and

     --   Financial condition is strong and improving.

     INVESTools Inc., (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that revenue rose 50% in the fourth quarter, ended December 31, 2003, to $24.0 million from $16.0 million in the same period a year ago. The Company reported that net profit climbed 91% to $687,000, or $0.01 a share, in the period, up from $360,000, or $0.01 a share, in the fourth quarter of 2002.
     For the full year of 2003, revenue advanced 31% to $73.4 million from $56.1 million in the prior year. P. The net loss for the year narrowed to $1.5 million from $29.9 million a year ago. Net income for 2003 before income taxes and a cumulative effect of an accounting change was $30,000 compared to a loss of $1.7 million in 2002.
     Chairman and CEO Lee K. Barba, said, "Record revenue in the fourth quarter resulted from continued success in our customer acquisition strategy and additional sales to existing customers. As a result, INVESTools achieved several important milestones: two consecutive profitable quarters and three consecutive quarters of improving income before income taxes. These increasing sales clearly demonstrate the demand for the INVESTools method of investor education as well as the results of our lifetime value of the customer strategy." P. Cost of revenue during the quarter increased to 62% of revenue from 45% of revenue in the prior year quarter and for the full year to 56% from 45% as a result of a larger than usual portion of revenues associated with certain co-marketing relationships that have a lower gross margin. The Company believes that these relationships are extremely attractive as high-volume customer acquisition channels where profitability is driven by follow-on sales of Personal Training Systems and subscription renewals, rather than workshop sales. The increase in sales of Personal Training Systems and subscription renewals has resulted in a significant increase in the Company's deferred revenue, even though the related costs of customer acquisition and product materials are recognized during the quarter when these products are sold. As a result, the deferred revenue balance increased $1.4 million to $8.6 million in the fourth quarter. P. "Critically important," Barba added, "the product mix is shifting toward higher-margin sales, once deferred revenue is included. Follow-on sales to existing customers are taking a growing share of overall sales. In the fourth quarter, they accounted for 42% of all sales, up from 31% a year ago." P. "Furthermore, the rate of Toolbox subscription renewals are approximately 65%, which demonstrates our high level of continuing customer satisfaction. We currently have more than 97,000 graduates and more than 34,000 subscribers. We expect to exceed 100,000 graduates by the end of the first quarter of 2004," he said. P. As of December 31, 2003, INVESTools had cash and marketable securities of $12.3 million, up from $5.2 million at December 31, 2002. The Company has no long-term debt and as of February 24, had $15.2 million in cash and cash equivalents. P. The Company was accepted for listing of INVESTools stock on the American Stock Exchange. Trading began on December 9, 2003, under the symbol IED. P. In conjunction with this release, a conference call will be held to discuss these results at 10:00am EST today. The call will be broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours of the live call.

     About INVESTools Inc.

     INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 97,000 investors around the world have graduated from INVESTools investor education programs. For more information regarding the Company's products and services, visit INVESTools' corporate Web site at http://www.investools.com.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts, timing of tax refunds and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.


                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                                   (unaudited)
                                                               Three
                                                               Months
                            Three Months    Twelve Months      Ended
                            Ended December  Ended December   September
                                 31,              31,           30,
                          --------------------------------------------
                            2003    2002    2003     2002      2003
                          --------------------------------------------

 Revenue                  $23,976 $16,028 $73,420  $56,142    $17,437
 Costs and expenses:
  Cost of revenue          14,817   7,278  41,209   25,411      8,326
  Selling expense           5,066   3,986  17,981   12,611      4,971
  Related party expense -
   selling                      -     916     501    4,880          -
  General and
   administrative expense   3,242   3,214  13,181   14,154      3,617
  Depreciation and
   amortization expense       135     198     596      675         91
                          --------------------------------------------
    Total costs and
     expenses              23,260  15,592  73,468   57,731     17,005
     Income (loss) from
      operations              716     436     (48)  (1,589)       432
 Other income (expense):
  Interest income and
   other, net                  37     (27)     78      (25)        52
  Minority interest
   expense                      -       -       -      (36)         -
                          --------------------------------------------
     Total other income
      (expense)                37     (27)     78      (61)        52
                          --------------------------------------------
 Income (loss) before
  Income taxes and
  cumulative
    effect of accounting
     change                   753     409      30   (1,650)       484
  Income tax expense           66    (194)  1,530     (194)         -
                          --------------------------------------------
 Income (loss) before
  cumulative effect of
    accounting change         687     603  (1,500)  (1,456)       484
  Cumulative effect of
   accounting change            -    (243)      -  (28,417)         -
                          --------------------------------------------
 Net income (loss)            687     360  (1,500) (29,873)       484
  Preferred stock dividend      -       -       -      (45)         -
                          --------------------------------------------
 Net income (loss)
  available to common
  stockholders               $687    $360 $(1,500)$(29,918)      $484
                          ============================================
 Diluted per share
  amounts:
  Income (loss) from
   operations               $0.02   $0.01      $-   $(0.04)     $0.01
  Income (loss) before
   accounting change         0.01    0.01   (0.03)   (0.03)      0.01
  Cumulative effect of
   accounting change            -       -       -    (0.68)         -
                          --------------------------------------------
  Net income (loss)
   available to common
   stockholders             $0.01   $0.01  $(0.03)  $(0.71)     $0.01
                          ============================================
 Average diluted shares    46,063  42,943  43,692   41,983     44,407
                          ============================================


   CONTACT: INVESTools
             Paul Helbling, CFO
             281-588-9102
             paul.helbling@investools.com
               or
             Stern & Co.
             Truc N. Nguyen, VP, Investor Relations
             212-888-0044
             tnguyen@sternco.com